Exhibit 10.43

ORUKA THERAPEUTICS, INC. 221 Crescent Street, Building 23, Suite 105 Waltham, MA 02453

March 22, 2024

Via Email

Samarth Kulkarni, Ph.D.

Re:	Appointment to Oruka Therapeutics, Inc. Board of Directors

Dear Dr. Kulkarni,

I am pleased to present this formal offer to join the Board of Directors (the “Board”) of Oruka Therapeutics, Inc. (the “Company”). This offer is contingent upon (i) your completion of a Director & Officer Questionnaire with responses satisfactory to the Company, (ii) receipt of a background check satisfactory to the Company, and (iii) formal approval of your appointment by the Board. This Offer Letter amends and restates that certain Offer Letter dated March 6, 2024. We very much look forward to your joining the Board and your many contributions to the growth and governance of the Company. Details of the Company’s offer are set forth below. The date upon which you commence service on the Board is referred to herein as the “Effective Date.”

Compensation. As soon as practicable following the Effective Date, you will be granted non-qualified stock options to purchase up to 250,000 shares of the Company's common stock, par value $0.0001 (the “Common Stock”), with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant (the “First Option Award”). The First Option Award will vest on the following schedule: (i) 25% of the First Option Award will vest on the first anniversary of the Effective Date and (ii) 1/48 of the First Option Award will vest on each monthly anniversary of the Effective Date thereafter, such that 100% of the First Option Award will be vested by the fourth anniversary of the Effective Date, subject to your continued service on the Board through each vesting date. As soon as practicable following the Effective Date, you will also be granted non-qualified stock options to purchase up to 100,000 shares of Common Stock, with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant (the “Second Option Award”). The Second Option Award will vest on the first anniversary of the date on which you become Chairman of the Board, subject to your continued service on the Board through such vesting date. If you have not become Chairman of the Board by the first anniversary of the date of this Offer Letter, the Second Option Award will no longer vest and immediately be deemed to have been forfeited. The First Option Award and the Second Option Award will be governed by the terms of the related award agreements, the Company’s 2024 Equity Incentive Plan, and the terms and conditions approved by the Board.

Additionally, you will be entitled to cash compensation for service on the Board and standing Board committees. This is payable in equal quarterly installments, in advance during the last month of each quarter in which service occurred, prorated for any months of partial service. Cash and equity-based compensation for non-employee directors is generally reassessed annually and may be changed at any time by the Board.

Meetings. As we have discussed, the Board generally will meet on a quarterly basis in-person (or virtually as needed). The Board may also hold ad-hoc telephonic meetings from time to time as the need arises. Standing committees of the Board (i.e., Audit, Compensation and Nominating and Corporate Governance) will meet quarterly and on an ad-hoc basis as well. Generally, these committee meetings will be scheduled to take place the day before or the day of the Board meetings.

Documentation. We have enclosed with this Offer Letter a customary Director & Officer Questionnaire, which seeks information required for the Board to make independence determinations for Nasdaq and other purposes, as well as information that may be required to be disclosed in SEC filings. Upon joining the Board, the Company will provide you with a customary indemnification agreement, which provides for indemnification by the Company for certain expenses that may arise relating to your Board service.

Approval and Disclosure Process. Following receipt of the above-referenced questionnaire, and subject to a formal vote of the Board, you will officially join the Company’s Board on a date to be mutually agreed between you and the Company. At a later time, we would announce your appointment to the Board or include such appointment in an appropriate future SEC filing. We will work with you to ensure that we have the necessary SEC filing codes to be able to file a Form 3 on your behalf in connection with your appointment to the Board.

We very much look forward to your addition to the Board and your many contributions to the growth of the Company. If this offer is acceptable, please countersign below and return a copy of this letter to my attention so that we may start the process of formalizing your new role on the Board.

Sincerely,

/s/ Lawrence Klein
Lawrence Klein, Ph.D.

Agreed and Accepted:

/s/ Samarth Kulkarni
Samarth Kulkarni, Ph.D.